Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Mirion Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculati on or Carry Forward Rule	Amount Register ed	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Primary Offering of Securities:
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(o)	$—	$—	$—	—	$—
Fees to Be Paid	Equity	Preferred Stock	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Depositary Shares	457(o)	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Warrants	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Purchase Contracts	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Units	457(o)	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$1,000,000,000	0.00011020	$110,200
Fees to Be Paid	Total Registration Fee:				N/A*	$1,000,000,000	—	$110,200
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts						$1,000,000,000		$110,200.00
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$110,200.00

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate number of depositary shares, such indeterminate principal amount of debt securities, such indeterminate number of warrants, such indeterminate number of purchase contracts and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $1,000,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $1,000,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock, of depositary shares, warrants, purchase contracts and units, and such indeterminate principal amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange or pursuant to the antidilution provisions of any such securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock, and of depository shares, as may be issuable with respect to the shares being registered hereunder as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act.
*	The proposed maximum offering price per unit is not applicable in that these securities are not issued in predetermined amounts or units.

Table 2: Fee Offset Claims and Sources
N/A
Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered(3)	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Primary Offering
Equity	Class A common stock, $0.0001 par value per share	27,249,979(4)	$313,374,758.50	S-1	333-260528	November 4, 2021
Equity	Class A common stock, $0.0001 par value per share	8,560,540(5)	$91,426,567.20	S-1	333-260528	November 4, 2021
Secondary Offering
Equity	Class A common stock, $0.0001 par value per share	152,157,565(6)	$1,625,042,794.20	S-1	333-260528	November 4, 2021

(3)	In the event of a stock split, reverse stock split, stock dividend or similar transaction involving our Class A common stock, the number of shares of Class A common stock registered shall automatically be adjusted to cover the additional shares of Class A common stock issuable pursuant to Rule 416 under the Securities Act.
(4)	Consists of the primary issuance of an aggregate of 27,249,979 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Mirion Technologies, Inc. (the “Company”), consisting of (i) 18,749,979 shares of Class A common stock issuable upon the exercise of the public warrants (as defined below) by the holders thereof and (ii) 8,500,000 shares of Class A common stock issuable upon the exercise of the private placement warrants (as defined below) by the holders thereof.
(5)	Consists of the primary issuance of 8,560,540 shares of Class A common stock issuable upon the redemption of 8,560,540 shares of Class B common stock, par value $0.0001 per share (the “IntermediateCo Class B common stock”), of Mirion IntermediateCo, Inc. (“IntermediateCo”).
(6)	Consists of an aggregate of 152,157,565 shares of Class A common stock registered for resale by the selling holders named in this registration statement (the “Selling Holders”), consisting of (i) 116,347,025 issued and outstanding shares of Class A common stock, (ii) 18,750,000 shares of Class A common stock subject to vesting requirements, (iii) 8,560,540 shares of Class A common stock issuable upon the redemption of 8,560,540 shares of IntermediateCo Class B common stock and (iv) 8,500,000 shares of Class A common stock issuable upon exercise of the private placement warrants.